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                                 EXHIBIT 99.1


                                FLEETWOOD ENTERPRISES, INC. (NYSE:FLE)

                                Paul M. Bingham, Senior Vice President - Finance

                                Fleetwood Announces the Retirement of Founder and Share Repurchase

                                Paul M. Bingham     (909) 351-3504
                                Lyle N. Larkin      (909) 351-3535

                                January 13, 1998 at 7:30 a.m., EST


                FLEETWOOD ANNOUNCES THE RETIREMENT OF FOUNDER

                             AND SHARE REPURCHASE

     RIVERSIDE, CA, January 13,1998 - Fleetwood Enterprises, Inc., the nation's largest producer of manufactured housing and recreational vehicles, announced today that John C. Crean, founder of the Company, will retire as Chairman of the Board and Chief Executive Officer. The Company has agreed to purchase the 72-year old Mr. Crean's current shareholdings at $34 per share, which is an eight percent discount to the closing market price of $36.9375 on January 12, 1998.

     As a part of the Company's orderly management succession plans, Fleetwood also announced the appointment of Glenn F. Kummer as the new Chairman and Chief Executive Officer. Mr. Kummer has been the Company's President and Chief Operating Officer since 1982. Nelson W. Potter has been named to replace
Mr. Kummer as President and Chief Operating


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Officer, and has been appointed a member of the Board of Directors.  Mr.
Potter was previously the Company's Executive Vice President - Operations.

     The Company is in the process of pursuing appropriate financing arrangements to purchase Mr. Crean's 5.2 million shares, which represent approximately 14 percent of the Company's currently outstanding Common stock. It is expected that the purchase transaction will be completed within 30 days.

     The purchase of Mr. Crean's shares represents a continuation of the Company's long-term plan of share repurchases, which is intended to enhance shareholder value. In 1996, the Company successfully completed a Dutch Auction tender offer for the purchase of 7.7 million shares of Common stock, and also purchased 2.4 million Common shares from Mr. Crean, then representing 30 percent of his holdings.

     Mr. Crean, who founded the Company in 1950, will become Chairman Emeritus and is also expected to continue to consult with the Company in the area of recreational vehicle product development.





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